                                                                      Exhibit 99

[Eagle Bancorp, Inc. Logo Omitted]


PRESS RELEASE                                EAGLE BANCORP, INC.
FOR IMMEDIATE RELEASE                        CONTACT:
                                             Ronald D. Paul
January 19, 2005                             301.986.1800


           EAGLE BANCORP, INC. ANNOUNCES 59% INCREASE IN NET EARNINGS
                          FOR FULL YEAR 2004 OVER 2003


BETHESDA, MD. Eagle Bancorp, Inc. (Nasdaq: EGBN), the parent company of EagleBank, today announced net income of $5.1 million for the year ended December 31, 2004, compared to $3.2 million for the year ended December 31, 2003, an increase of 59%. On a per-share basis, the Company earned $0.94 per basic share and $0.90 per diluted share for 2004 as compared to $0.82 per basic share and $0.77 cents per diluted share for 2003. Comparisons in earnings per share between 2004 and 2003 are affected by an increase in the number of outstanding shares resulting from the issuance of approximately 2.4 million shares in August 2003. For the full year 2004, the Company reported a return on average assets (ROAA) of 1.04%. This is the first time the Company has reported a ROAA in excess of 1.00%. For the year 2003, the ROAA was .86%. Return on average equity was 9.16% for the full year 2004, as compared to 9.45% for 2003. This ratio was affected by the larger average capital base during 2004 resulting from the August 2003 issuance of shares. Average equity was 11.38% of average assets for 2004 as compared to 9.05% for 2003.

Net earnings for the full year 2004 were positively affected by strong growth in loans and deposits, an improved net interest margin, continuing favorable asset quality and good growth in non-interest income revenues.

For the fourth quarter of 2004, net income was $1.8 million ($0.34 per basic share and $0.32 per diluted share) as compared to $815 thousand ($0.15 per basic share and $0.15 per diluted share) for the same quarter in 2003, representing a 125% increase.

A number of factors contributed to the very strong fourth quarter results, which contributed significantly to the Company's record earnings for the full year 2004. As anticipated by management, a problem credit of approximately $2.2 million was resolved in the fourth quarter with the loan being paid in full. This resolution allowed the Company to recognize approximately $200 thousand of pre-tax non-recurring income from the recovery of collection expenses advanced in prior periods, default interest and the recognition of late charges accumulated on the loan account.

Both lending and deposit activity were strong in the fourth quarter, and permitted the Company's net interest income to benefit from increased volumes, in addition to the improved net interest margin discussed below. Non-interest income in the fourth quarter of 2004 was $1.3 million compared to $803 thousand in the fourth quarter of 2003. This increase was due primarily to increased amounts of gains on the sale of both SBA loans, where EagleBank is a leading lender in its marketplace, and increased amounts of gains on the sale of residential mortgage loans. These same factors together with increases in the amount of gains on the sale of investment securities represented the primary increases for the full year 2004 over 2003 in the noninterest income category. Throughout the year 2004, the Company has maintained a favorable net interest margin, and as expected, experienced an increased net interest margin as interest rates began to rise during 2004. For the year 2004, the Company's net interest margin improved to 4.36% compared to 4.14% for the year 2003. Deposit and loan growth were particularly strong in the fourth quarter, with deposits increasing 12%, compared to an increase for the full year 2004 of 38%, while loans increased 14% in the fourth quarter, compared to an increase for the full year 2004 of 31%. The Company was in part able to improve the net interest margin, through continued reliance on core deposits.

A significant factor in the Company achieving its 2004 results is the quality of its assets. The quality of the loan portfolio has allowed management to moderate the provision for possible credit losses. The ratio of non-performing loan to total loans was just 0.03% at December 31, 2004 as compared to .21% at December 31, 2003 and the ratio of net loan losses to average loans was just 0.01% for the full year 2004 as compared to .10% for the year of 2003. The provision for loan losses was $675 thousand for the full year 2004 as compared to $1.2 million for the year of 2003. At December 31, 2004, the allowance for credit losses represented 1.02% of loans outstanding, as compared to 1.16% at December 31, 2003.

The Company reported total assets at December 31, 2004 of $553 million compared to $443 million at December 31, 2003, a 25% increase. At December 31, 2004, total deposits amounted to $462 million, representing a 38% increase over deposits of $336 million at December 31, 2003, while total loans increased to $416 million at December 31, 2004 from $318 million at December 31, 2003, a 31% increase.

"We are extremely pleased to report the strong performance of Eagle Bancorp in 2004", noted both Leonard Abel, Chairman and Ronald Paul, President and CEO of Eagle Bancorp, Inc. "We take particular pride in the quality of assets managed by the Company, which receives ongoing attention by management and the Board. The strong loan growth experienced in the fourth quarter of 2004 is continuing in the first quarter of 2005 and should contribute favorably to 2005 results. "

The Summary of Financial Information presented on the following pages provides more detail of the Company's performance for the year ended December 31, 2004 as compared to 2003. Persons wishing additional information should refer to the Company's Form 10K report to be filed with the Securities and Exchange Commission on or before March 15, 2005.



NON-GAAP PRESENTATIONS. This press release refers to the efficiency ratio which is computed by dividing noninterest expense by the sum of net interest income on a tax equivalent basis and noninterest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently. The Company, in referring to its net income, is referring to income under accounting principles generally accepted in the United States, or "GAAP".

FORWARD LOOKING STATEMENTS. This press release contains forward looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results are not necessarily indicative of future performance.

EAGLE BANCORP, INC
Statement of Condition Highlights

(in thousands)                                             DECEMBER 31, 2004    SEPTEMBER 30, 2004    DECEMBER 31, 2003
                                                           -----------------    ------------------    -----------------
                                                               UNAUDITED            UNAUDITED              AUDITED
                                                           -----------------    ------------------    -----------------
ASSETS
Cash and cash equivalents                                      $  31,100            $  50,116             $  25,103
Interest bearing deposits with other banks                         9,594                9,612                 4,332
Federal funds sold                                                15,035                 --                    --
Investment securities available for sale                          64,098               65,696                82,581
Loans held for sale                                                2,208                3,138                 3,649
Loans                                                            415,509              363,823               317,533
Less: Allowance for credit losses                                 (4,240)              (4,176)               (3,680)
     Loans, net                                                  411,269              359,647               313,853
Other assets                                                      19,979               19,479                13,479
TOTAL ASSETS                                                   $ 553,283            $ 507,688             $ 442,997

LIABILITIES AND STOCKHOLDERS' EQUITY
Non interest bearing deposits                                  $ 130,309            $ 113,730             $  90,468
Interest bearing deposits                                        331,978              297,291               245,046
    Total deposits                                               462,287              411,021               335,514
Federal funds purchased and securities sold
     under repurchase agreements                                  23,983               27,370                38,454
Other borrowings                                                   6,333               11,443                14,588
Other liabilities                                                  2,244                1,376                 1,429
     Total liabilities                                           494,897              451,210               389,985
Stockholders' equity                                              58,436               56,478                53,012
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                     $ 553,283            $ 507,688             $ 442,997

EAGLE BANCORP, INC.
STATEMENTS OF INCOME HIGHLIGHTS

                                                             TWELVE MONTHS ENDED                      THREE MONTHS ENDED
(in thousands)                                                   DECEMBER 31,                            DECEMBER 31,
                                                        -------------------------------        --------------------------------
                                                           2004                 2003              2004                  2003
                                                        (UNAUDITED)          (AUDITED)         (UNAUDITED)           (UNAUDITED)
Total interest income                                   $   24,195           $   18,404        $    7,060            $    5,044
Total interest expense                                       4,328                3,953             1,200                   905
Net interest income                                         19,867               14,451             5,860                 4,139
Provision for credit losses                                    675                1,175               218                   445
Noninterest income                                           3,858                2,936             1,254                   803
Noninterest expense                                         15,057               11,094             3,971                 3,174
Income before incomes taxes                                  7,993                5,118             2,925                 1,323
Income tax expense                                           2,906                1,903             1,090                   508
Net income                                              $    5,087           $    3,215        $    1,835            $      815

Per Share Data:
Earnings per share, basic                               $     0.94           $     0.82        $     0.34            $     0.15
Earnings per share, diluted                                   0.90                 0.77              0.32                  0.15
Shares outstanding at period end                         5,421,730            5,359,303         5,421,730             5,359,303
Weighted average shares outstanding, basic               5,403,616            3,932,004         5,412,785             5,356,379
Weighted average shares outstanding, diluted             5,661,951            4,166,128         5,680,169             5,614,773
Book value per share at period end                      $    10.78           $     9.89        $    10.78            $     9.89

EAGLE BANCORP, INC.
Financial Ratios and Average Balances

                                                                  YEARS ENDED
                                                                  DECEMBER 31,
                                                        -------------------------------
PERFORMANCE RATIOS:                                        2004                 2003
(ANNUALIZED)                                            (UNAUDITED)          (AUDITED)
Return on average assets                                      1.04%                0.86%
Return on average equity                                      9.16%                9.45%
Net interest margin                                           4.35%                4.14%
Efficiency ratio                                             64.00%               63.34%

OTHER RATIOS:
Allowance for credit losses to total loans                    1.02%                1.16%
Non performing loans to total loans                           0.03%                0.21%
Net charge-offs (annualized) to average loans                 0.01%                0.10%
Average equity to average assets                             11.38%                9.05%
Tier 1 capital ratio                                         12.43%               15.30%
Total capital ratio                                          13.33%               16.40%

AVERAGE BALANCES:
Assets                                                  $  487,853           $  375,802
Earning assets                                          $  455,979           $  349,157
Loans                                                   $  353,537           $  266,811
Deposits                                                $  397,788           $  292,953
Stockholders' equity                                    $   55,507           $   34,028